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EXHIBIT 23.3

Consent of Buxton Company

        We hereby consent to the use of our firm's name, Buxton Company and/or Buxton, in the Registration Statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission by At Home Group Inc. (the "Company") in connection with the registration of certain outstanding shares of its common stock, and any amendments thereto, including any prospectus or prospectus supplement related thereto (the "Registration Statement"), to the inclusion of quotations or summaries of or references (i) in the Registration Statement and (ii) in the Company's Annual Report on Form 10-K filed on April 5, 2017, which annual report is incorporated by reference in the Registration Statement, to information contained in the market analyses or reports prepared for and supplied to the Company by Buxton Company, and to being named as an expert in the Registration Statement (and being included in the caption "Experts" in the Registration Statement). Buxton Company also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

BUXTON COMPANY
By:	/s/ DAVID GLOVER
	Name:	David Glover
	Title:	CFO
Date: October 17, 2017

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  EXHIBIT 23.3